 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2005, except with respect to the matters discussed in paragraphs two through seven of Note 1, as to which the date is August 15, 2005, accompanying the consolidated financial statements of Horizon Offshore, Inc. and subsidiaries included in the Annual Report on Form 10-K/A for the year ended December 31, 2004 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP

Houston, Texas

August 15, 2005